                                SCHRODER SERIES TRUST

                                     Amendment to
                                        Bylaws


    At a meeting held on March 5, 1997, the Trustees of the Trust amended the Bylaws of the Trust by deleting therefrom Article 3 in its entirety, and substituting therefor the following:

                                      "ARTICLE 3
                                       Officers


    3.1 ENUMERATION; QUALIFICATION. The officers of the Trust shall be a President, a Treasurer, a Clerk and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman, if any, shall be a Trustee and may but need to be a shareholder; and any other officer may but need not be a Trustee or a shareholder. Any two or more offices may be held by the same person. A Trustee may but need not be a shareholder.

    3.2 ELECTION. The President, the Treasurer and the Clerk shall be elected by the Trustees upon the occurrence of any vacancy in any such office. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any such other office may be filled at any time.

    3.3 TENURE. The President, the Treasurer and the Clerk shall hold office in each case until he or she dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

    3.4 POWERS. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

    3.5 CHAIRMAN; PRESIDENT. Unless the Trustees otherwise provide, the Chairman, if any, shall preside at all meetings of the shareholders and of the Trustees; if there is no Chairman or in the absence of the Chairman, the President shall preside at all meetings of the shareholders. Unless the Trustees otherwise provide, the President shall be the chief executive officer.

    3.6 TREASURER. Unless the Trustees shall provide otherwise, the Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President. The chief accounting officer of the Trust shall be elected by the Trustees and shall have tenure as provide in Paragraph 3.3 of these Bylaws.

    3.7. CLERK. The Clerk shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Clerk from any meeting of the shareholders or Trustees, an Assistant Clerk, or if there be none or if he or she is absent, a temporary Clerk chosen at such meeting shall record the proceedings thereof in the aforesaid books.

    3.8 RESIGNATIONS AND REMOVALS. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, if any, the President or the Clerk or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal."


                                       -2-